Exhibit 10.44

NON-EMPLOYEE DIRECTOR AWARD
(FOR NON-U.S. DIRECTORS)

GILEAD SCIENCES, INC.
STOCK OPTION AGREEMENT FOR NON-U.S. PARTICIPANTS
RECITALS
A.    Optionee is to render valuable services to the Corporation as a non-employee Director and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of an option to Optionee in his or her capacity as a non-employee Director.
B.    All capitalized terms used but not otherwise defined in this Agreement shall have the meaning assigned to them in the attached Appendix.
NOW, THEREFORE, the Corporation hereby grants an option to Optionee upon the following terms and conditions:
1.Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase the Option Shares under the Plan. The number of Option Shares purchasable under the option, the applicable vesting schedule for the option, the Exercise Price per share and the remaining terms and conditions governing the option shall be as set forth in this Agreement.
AWARD SUMMARY

Optionee:	«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»
Grant Date:	«OPTION_DATE»
Exercise Price:	«OPTION_PRICE» per share
Number of Option Shares:	«SHARES_GRANTED» shares of Common Stock
Expiration Date:	«EXPIRATION_DATE_PERIOD_1»*
Type of Option:	Non-Statutory Stock Option
Exercise Schedule:
The option will vest and become exercisable for the Option Shares in four (4) successive equal quarterly installments upon Optionee's completion of each quarter of Continuous Service over the one (1) year period measured from the Grant Date; provided, however, that if the next regular annual stockholders meeting following the Grant Date occurs prior to the quarterly vesting date of the last installment, such last installment shall instead vest on the day immediately preceding such stockholders meeting provided Optionee remains in Continuous Service through such day.

* The option will in no event remain exercisable beyond the close of business on the last business day immediately prior to the Expiration Date.
2.Option Term. The term of this option shall commence on the Grant Date and continue to be in effect until the close of business on the last business day prior to the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6 below.
3.Transferability. This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.
4.Dates of Exercise. This option shall become exercisable for the Option Shares in a series of installments over Optionee's period of Continuous Service in accordance with the Exercise Schedule set forth in Paragraph 1 above. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until (i) the close of business on the last business day prior to the Expiration Date or (ii) the sooner termination of the option term under Paragraph 5 or 6 below.
5.Cessation of Service. The option term specified in Paragraph 2 above shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:
(a)Except as otherwise expressly provided in subparagraphs (b) through (d) of this Paragraph 5, should Optionee cease to remain in Continuous Service for any reason while this option is outstanding, then Optionee shall have until the close of business on the last business day prior to the expiration of the three-(3) year period measured from the date of such cessation of Continuous Service during which to exercise this option for any or all of the Option Shares for which this option is at the time of such cessation of Continuous Service vested and exercisable, but in no event shall this option be exercisable at any time after the close of business on the last business day prior to the Expiration Date.
(b)Should Optionee's Continuous Service terminate by reason of his or her death while this option is outstanding, then this option may be exercised for any or all of the Option Shares at the time subject to this option by (i) the personal representative of Optionee's estate or (ii) the person or persons to whom the option is transferred pursuant to Optionee's will or the laws of inheritance following Optionee's death, as the case may be. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the close of business on the last business day prior to the earlier of (i) the expiration of the three-(3) year period measured from the date of Optionee's death or (ii) the Expiration Date. Upon the expiration of such limited exercise period, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.
(c)The applicable period of post-service exercisability in effect pursuant to the foregoing provisions of this Paragraph 5 shall automatically be extended by an additional period of time equal in duration to any interval within such post-service exercise period during which the exercise of this option or the immediate sale of the Option Shares acquired under this option cannot be effected in compliance with applicable federal, state and foreign securities laws, but in no event shall such an extension result in the continuation of this option beyond the close of business on the last business day prior to the Expiration Date.

(d)Should Optionee's Continuous Service be terminated for Cause, or should Optionee engage in any other conduct, while in such service or following cessation of Continuous Service, that is materially detrimental to the business or affairs of the Corporation (or any Related Entity), as determined in the sole discretion of the Administrator, then this option shall terminate immediately and cease to be outstanding.
(e)For purposes of the foregoing provisions of this Paragraph 5, Optionee shall not be deemed to cease Continuous Service if Optionee continues to serve the Corporation as a Director Emeritus immediately following his or her cessation of service as a Board member without an intervening break in Continuous Service.
(f)During the limited period of post-service exercisability provided under this Paragraph 5, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is at the time vested and exercisable. Except to the extent (if any) specifically authorized by the Administrator pursuant to an express written agreement with Optionee, this option shall not vest or become exercisable for any additional Option Shares, whether pursuant to the exercise/vesting schedule set forth in Paragraph 1 above or the special vesting acceleration provisions of Paragraph 6 below, following Optionee's cessation of Continuous Service. Upon the expiration of such limited exercise period or (if earlier) upon the close of business on the last business day prior to the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.
6.Change in Control.
(a)Should Optionee remain in Continuous Service until the effective date of a Change in Control, then this option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock.
(b)Immediately following the consummation of a Change in Control transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.
(c)If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to this option would have been converted in consummation of such Change in Control had those shares actually been outstanding at the time. Appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Corporation's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of this option but subject to the Administrator's approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(d)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
7.Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments shall be made by the Administrator to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price. The adjustments shall be made in such manner as the Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive upon Optionee and any other person or persons having an interest in the option. In the event of any Change in Control transaction, the adjustment provisions of Paragraph 6(c) above shall be controlling.
8.Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.
9.Manner of Exercising Option.
(a)In order to exercise this option with respect to all or any portion of the Option Shares for which this option is at the time vested and exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:
(i)Execute and deliver to the Corporation a Notice of Exercise as to the Option Shares for which the option is exercised or comply with such other procedures as the Corporation may establish for notifying the Corporation, directly or through a brokerage firm authorized by the Corporation to effect option exercises, of the exercise of this option for one or more Option Shares. The applicable Notice of Exercise may be obtained upon request through stockplanservices@gilead.com.
(ii)Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:
(A)cash or check made payable to the Corporation; or
(B)through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in accordance with the Corporation's pre-clearance/pre-notification policies) to effect the immediate sale of all or a sufficient portion of the purchased shares so that such brokerage firm can remit to the Corporation, on the settlement date, sufficient funds out of the resulting sale proceeds to cover the aggregate Exercise Price payable for all the purchased shares plus all applicable Withholding Taxes and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date.
Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise (or other notification procedure) delivered to the Corporation in connection with the option exercise.
(iii)Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.
(iv)Make appropriate arrangements with the Corporation (or Related Entity employing or retaining Optionee) for the satisfaction of all applicable Withholding Taxes, as further described in Paragraph 10 below.
(b)As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares (either in paper or electronic form), with the appropriate legends affixed thereto.
(c)In no event may this option be exercised for any fractional shares.
10.Withholding Taxes.
(a)Regardless of any action the Corporation and/or any Related Entity take with respect to any or all Withholding Taxes, Optionee acknowledges that the ultimate liability for all Withholding Taxes legally due by Optionee is and remains Optionee's responsibility and may exceed the amount actually withheld by the Corporation or any Related Entity. Optionee further acknowledges that the Corporation and/or any Related Entity (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the option, including the grant, vesting or exercise of the options, the subsequent sale of any Option Shares and the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the option to reduce or eliminate Optionee's liability for Withholding Taxes or achieve any particular tax result. Further, if Optionee has become subject to Withholding Taxes in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Corporation and/or any Related Entity may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, Optionee shall pay or make arrangements satisfactory to the Corporation to satisfy all Withholding Taxes, including (without limitation) Optionee's delivery of a check payable to the order of the Corporation in the amount of such Withholding Taxes or a wire transfer from Optionee of sufficient funds to the Corporation to cover the amount of such Withholding Taxes. In this regard, Optionee authorizes the Corporation, or its agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following:

(i)withholding from any cash compensation or other remuneration paid to Optionee by the Corporation; or
(ii)withholding from the proceeds of the sale by the Optionee of all or a portion of the Option Shares effected in a manner similar to the sale and remittance procedure described in Paragraph 9(a)(ii)(B) above.
The Corporation may refuse to issue or deliver the purchased Option Shares or the proceeds of the sale of shares, if Optionee fails to comply with Optionee's obligations in connection with the Withholding Taxes.
11.Compliance with Laws and Regulations.
(a)The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all Applicable Laws relating thereto.
(b)The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.
12.Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6 above, the provisions of this Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns and Optionee, Optionee's assigns, the legal representatives, heirs and legatees of Optionee's estate.
13.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most current address then indicated for Optionee on the Corporation's records or shall be delivered electronically to Optionee through the Corporation's electronic mail system. All notices shall be deemed effective upon personal delivery or electronic delivery as specified above or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
14.Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.
15.Governing Law and Venue.
(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State's conflict-of-laws rules.

(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this option and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of this option is made and/or to be performed.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Waiver. Optionee acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or other Optionees.
18.Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan. In no event shall the option be exercisable with respect to any of the excess Option Shares unless and until such stockholder approval is obtained.
19.No Impairment of Rights. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or its stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.
20.Acknowledgment of Nature of Plan and Option. In accepting the option, Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;
(b)the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Corporation;
(d)Optionee's participation in the Plan is voluntary;
(e)the option and the Option Shares are for future services only and should not be considered as compensation for past services for the Corporation (or any Related Entity);
(f)the option and Optionee's participation in the Plan will not be interpreted to form an employment relationship with the Corporation (or any Related Entity);

(g)the future value of the Option Shares is unknown, indeterminable and cannot be predicted with any certainty;
(h)if the Option Shares do not increase in value, the option will have no value;
(i)if Optionee exercises his or her option and obtains Option Shares, the value of those Option Shares may increase or decrease in value, even below the Exercise Price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the option resulting from termination of Optionee's Continuous Service by the Corporation (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where Optionee is providing service or the terms of Optionee's service agreement, if any), and in consideration of the grant of the option to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Corporation (or any Related Entity), waives his or her ability, if any, to bring any such claim, and releases the Corporation (or any Related Entity) from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)unless otherwise provided in the Plan or by the Corporation in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Corporation; and
(l)neither the Corporation nor any Related Entity shall be liable for any exchange rate fluctuation between Optionee's local currency and the United States Dollar that may affect the value of the option or of any amounts due to Optionee pursuant to the exercise of the option or the subsequent sale of any Option Shares acquired upon exercise.
21.No Advice Regarding Grant. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Optionee's participation in the Plan or Optionee's acquisition or sale of the Option Shares. Optionee is hereby advised to consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
22.Data Privacy.
(a)Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee's personal data as described in this Agreement and any other option grant materials (“Data”) by and among, as applicable, the Corporation and any Related Entity for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan.
(b)Optionee understands that the Corporation and any Related Entity may hold certain personal information about Optionee, including, but not limited to, Optionee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee's favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)Optionee understands that Data may be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. Optionee understands that the recipients of the Data may be located in the United States, or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Optionee's country. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee's local human resources representative. Optionee authorizes the Corporation, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Optionee's participation in the Plan. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee's participation in the Plan. Optionee understands that Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee's local human resources representative. Further, Optionee understands that Optionee is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, Optionee's service status with the Corporation or Related Entity will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee's consent is that the Corporation would not be able to grant Optionee options or other equity awards or administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing Optionee's consent may affect Optionee's ability to participate in the Plan. For more information on the consequences of Optionee's refusal to consent or withdrawal of consent, Optionee understands that Optionee may contact Optionee's local human resources representative.
23.Plan Prospectus. The official prospectus for the Plan is attached if this option is the first option made to Optionee under the Plan. Optionee may obtain an additional printed copy of the prospectus by contacting Stock Plan Services through the internet at stockplanservices@gilead.com.
24.Language. If Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery.
26.Optionee Acceptance. Optionee must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Corporation or through a written acceptance delivered to the Corporation in a form satisfactory to the Corporation. In no event shall this option be exercised in the absence of such acceptance.

27.Addendum. Notwithstanding any provisions in this Agreement, Optionee's participation in the Plan shall be subject to any special terms and conditions set forth in the Addendum for Optionee's country of residence, if any. Moreover, if Optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Optionee, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.
28.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on Optionee's participation in the Plan, on the option and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
By:
Title:	SVP Human Resources

OPTIONEE

By:

APPENDIX
The following definitions shall be in effect under the Agreement:
A.Addendum shall mean the addendum to this Agreement setting forth special terms and conditions for Optionee's country.
B.Administrator shall mean the Compensation Committee of the Board (or any subcommittee thereof) acting in its capacity as administrator of the Plan.
C.Agreement shall mean this Stock Option Agreement for Non-U.S. Participants.
D.Applicable Laws shall mean the legal requirements related to the Plan and the option under applicable provisions of the federal securities laws, state corporate and state securities laws, the Code, the rules of any applicable Stock Exchange on which the Common Stock is listed for trading, and the rules of any non-U.S. jurisdiction applicable to options granted to residents therein.
E.Board shall mean the Corporation's Board of Directors.
F.Cause shall mean the termination of Optionee's Continuous Service as a result of Optionee's (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Corporation; (ii) dishonesty, intentional misconduct, material breach of any fiduciary duty owed to the Corporation; (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (iv) reasons that are comparable to Cause under labor laws in the jurisdiction where Optionee is providing service or the terms of Optionee's service agreement, if any.
G.Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
(i)a merger, consolidation or other reorganization approved by the Corporation's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction;
(ii)a sale, transfer or other disposition of all or substantially all of the Corporation's assets;
(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve - (12) month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation's existing stockholders; or
(iv)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) above who were still in office at the time the Board approved such election or nomination.
In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Corporation's incorporation or to create a holding company structure pursuant to which the Corporation becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to the formation of such entity.
H.Code shall mean the U.S. Internal Revenue Code of 1986, as amended.
I.Common Stock shall mean shares of the Corporation's common stock.
J.Consultant shall mean any person, including an advisor, who is compensated by the Corporation or any Related Entity for services performed as a non-employee consultant; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include (i) a former Board member during his or her period of service as Director Emeritus immediately following his or her cessation of service as a Board member, without an intervening break in Continuous Service, or (ii) an individual serving as a member of the board of directors of a Related Entity.
K.Continuous Service shall mean the performance of services for the Corporation or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, Director or Consultant. For purposes of this Agreement, Optionee shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) Optionee no longer performs services in any of the foregoing capacities for the Corporation or any Related Entity or (ii) the entity for which Optionee is performing such services ceases to remain a Related Entity of the Corporation, even though Optionee may subsequently continue to perform services for that entity. The Administrator shall have the exclusive discretion to determine when Optionee ceases Continuous Service for purposes of the option.

L.Corporation shall mean Gilead Sciences, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Gilead Sciences, Inc. which shall by appropriate action adopt the Plan.
M.Director shall mean a member of the Board.
N.Employee shall mean an individual who is in the employ of the Corporation (or any Related Entity), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
O.Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.
P.Exercise Price shall mean the exercise price per Option Share as specified in Paragraph 1 of the Agreement.
Q.Exercise Schedule shall mean the schedule set forth in Paragraph 1 of the Agreement, pursuant to which the option is to vest and become exercisable for the Option Shares in four (4) successive equal quarterly installments upon Optionee's completion of each quarter of Continuous Service over the one (1) year period measured from the Grant Date.
R.Expiration Date shall mean the date specified in Paragraph 1 of the Agreement for measuring the maximum term for which the option may remain outstanding.
S.Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock (or the closing bid, if no sales were reported) on that date, as quoted on the Stock Exchange that is at the time serving as the primary trading market for the Common Stock; provided, however, that if there no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
T.Grant Date shall mean the date of grant of the option as specified in Paragraph 1 of the Agreement.
U.1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
V.Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.
W.Notice of Exercise shall mean the notice of option exercise in the form prescribed by the Corporation.
X.Option Shares shall mean the number of shares of Common Stock subject to the option as specified in Paragraph 1 of the Agreement.
Y.Optionee shall mean the person to whom the option is granted pursuant to the Agreement.

Z.Parent shall mean a “parent corporation,” whether now or hereafter established, as defined in Section 424(e) of the Code.
AA.Plan shall mean the Corporation's 2004 Equity Incentive Plan, as amended from time to time.
BB.    Related Entity shall mean (i) any Parent or Subsidiary of the Corporation and (ii) any corporation in an unbroken chain of corporations beginning with the Corporation and ending with the corporation in the chain for which Optionee provides services as an Employee, Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making this option grant to Optionee.
CC.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
DD.    Subsidiary shall mean a “subsidiary corporation,” whether now or hereafter established, as defined in Section 424(f) of the Code.
EE.    Withholding Taxes shall mean any or all income tax (including U.S. federal, state, and local tax and/or foreign income taxes) and Optionee portion of the U.S. federal, state, local and/or foreign employment taxes (including social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items) required to be withheld by the Corporation and/or the Related Entity in connection with any taxable event attributable to the option or Optionee's participation in the Plan.

NON-EMPLOYEE BOARD MEMBER

ADDENDUM
Gilead Sciences, Inc.
Stock Option Agreement for Non-U.S. Participants
Terms and Conditions
This Addendum includes special terms and conditions that govern the options granted to Optionee if Optionee resides in the countries listed herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Addendum is a part) and the Plan.
Notifications
This Addendum may also include information regarding exchange controls and certain other issues of which Optionee should be aware with respect to Optionee's participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2013. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that Optionee not rely on the information noted herein as the only source of information relating to the consequences of Optionee's participation in the Plan because the information may be out of date at the time Optionee exercises the options or sells shares of Common Stock he or she acquires under the Plan.
In addition, the information is general in nature and may not apply to Optionee's particular situation, and the Corporation is not in a position to assure Optionee of any particular result. Accordingly, Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in Optionee's country apply to his or her specific situation.
If Optionee is a citizen or resident of another country, relocated to another country after the Grant Date, or is considered a resident of another country for local law purposes, the information contained in this Addendum may not be applicable to him or her.
Belgium
No country-specific terms apply.
Malta
Terms and Conditions
Securities Law Warning. Optionee acknowledges, understands and agrees that the option, the Agreement, the Plan and all other materials Optionee may receive regarding his or her participation in the Plan do not constitute advertising or an offering of securities in Malta and are deemed accepted by Optionee only upon receipt of Optionee's electronic or written acceptance in the United States. The issuance of the shares of Common Stock under the Plan has not and will not be registered in Malta and, therefore, the shares described in any Plan documents may not be offered or placed in public circulation in Malta.

Optionee further acknowledges, understands and agrees that in no event will shares of Common Stock acquired upon exercise of the option be delivered to Optionee in Malta; all shares acquired upon exercise of the Option will be maintained on Optionee's behalf in the United States.